CORMEDIX PROVIDES REGULATORY UPDATE FOR CRMD003 (NEUTROLIN®)

Bridgewater, NJ: June 23, 2011: CorMedix Inc. (“CorMedix”) (NYSE Amex: CRMD), a pharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of cardiorenal disease, today announced it has received a communication from the U.S. Food and Drug Administration (“FDA”) regarding its recent regulatory submission for Neutrolin®.

CorMedix has filed a Request For Designation (“RFD”) for Neutrolin® to be classified as a device and assigned to the Center For Devices and Radiological Health as lead reviewer.  This is in response to a communication from the FDA following CorMedix’s Investigational Device Exemption (“IDE”) amendment submission.  The RFD enables the FDA to determine the product type and appropriate lead center.  If the FDA has not issued a designation letter within 60 calendar days of the filing of the RFD, CorMedix’s recommendation will become the designated classification and assignment.  Pending device designation and IDE approval, CorMedix expects to begin its planned Neutrolin® clinical study in the second half of 2011.

Additionally, CorMedix expects to complete the initial submission of the Neutrolin Design Dossier to the European notified body by the end of the second quarter 2011 and the company’s guidance with respect to timing remains consistent on European launch in the first half of 2012, pending CE mark approval.

About CE mark

CE marking ensures the free movement within the European market of products that conform to the requirements of EU legislation (e.g. safety, health and environmental protection and is a key indicator of a product’s compliance with legislation.  The CE marking is affixed by manufacturers to their products.  By placing CE marking on a product, manufacturers declare on their sole responsibility that the products comply with all the legal requirements in force in Europe.  It is the manufacturer's responsibility to verify that the goods they are selling comply with all relevant legislation or – if necessary – to have it examined by a notified conformity assessment body for that purpose.

About RFD

An RFD is also referred to as an applicant’s letter of request to the FDA (see 21 Code of Federal Regulations (“CFR”) 3.2(j)). It is a written submission to the Office of Combination Products (“OCP”).  RFDs generally request a determination of (1) the regulatory identity or classification of a product as a drug, device, biological product, or combination product, and/or (2) either the component of FDA that will regulate the product if it is a non-combination product, or which Agency Center will have primary jurisdiction for premarket review and regulation if it is a combination product. A letter of designation, see 21 CFR 3.2(i), (alternatively referred to as a designation letter) is FDA’s formal response to an RFD and is a binding determination with respect to classification and/or center assignment that may be changed under conditions specified in Section 563 of the FD&C Act and 21 CFR 3.9 in the regulations.  For further information regarding the RFD process, please visit the FDA website, www.fda.gov.

About Neutrolin®

CRMD003, or Neutrolin®, is proposed as a catheter lock solution for the prevention of catheter related bloodstream infections and maintenance of catheter patency in tunneled, cuffed, central venous catheters used for vascular access in hemodialysis patients.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the outcome of clinical trials of CorMedix’s product candidates and whether they demonstrate these candidates’ safety and effectiveness; the risks and uncertainties associated with: obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; obtaining regulatory approvals to conduct clinical trials and to commercialize CorMedix’s product candidates; CorMedix’s ability to enter into and maintain collaborations with third parties for its development programs; CorMedix’s dependence on its collaborations and its license relationships; achieving milestones under CorMedix’s collaborations; CorMedix’s’ dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; protecting the intellectual property developed by or licensed to CorMedix; and CorMedix’s ability to maintain listing on NYSE Amex. These and other risks are described in greater detail in CorMedix’s filings with the Securities and Exchange Commission. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

About CorMedix

CorMedix Inc. is a pharmaceutical company that seeks to in-license, develop and commercialize therapeutic products for the prevention and treatment of cardiac and renal dysfunction, also known as cardiorenal disease.  CorMedix’s goal is to treat kidney disease by reducing the commonly associated cardiovascular and metabolic complications, in effect, treating the kidney to treat the heart.  CorMedix currently has several product candidates in development, including its two most advanced product candidates: CRMD003 (Neutrolin®) for the prevention of catheter related bloodstream infections and maintenance of catheter patency in tunneled, cuffed, central venous catheters used for vascular access in hemodialysis patients; and CRMD001 (a proprietary formulation of deferiprone) for the prevention of contrast induced acute kidney injury in high-risk patients with chronic kidney disease. Please see www.cormedix.com for additional information.

Contacts:
Brian Lenz
Chief Financial Officer
CorMedix Inc.
908-517-9486